Exhibit 10.1

Avalanche International Corp., a Nevada Corporation

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into with an effective date as of August 21, 2017, by and among Digital Power Corporation, a California corporation (“DPW”) and Avalanche International Corp., Nevada Corporation (“Borrower”).

RECITALS

WHEREAS, the DPW has previously loaned Borrower Three Million Four Hundred Thousand Seventy Four, Four Hundred Dollars ($3,474,400) in the aggregate and evidenced by three convertible notes issued on October 5, 2016, November 30, 2016 and February 22, 2017 (with such October 5, 2016, November 30, 2016 and February 22, 2017 convertible notes collectively referred to as the “Prior Notes”) with an aggregate face amount of One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000) and additional advances in the aggregate face amount of One Million Eight Hundred Ninety ninety Thousand Four Hundred Dollars ($1,899,400);

WHEREAS, Borrower wishes to seek, and DPW wishes to grant, an increase in additional credit up to an aggregate amount of Five Million Dollars ($5,000,000);

WHEREAS, in consideration of the increase in additional maximum credit of up to $5,000,000, DPW and the Borrower wishes to terminate the Prior Notes and enter into this Agreement and to make other changes to the terms of the issuance of credit, including the reduction of the conversion price to fifty cents ($0.50) per share and the issuance of Warrants; and

WHEREAS, DPW and Borrower have agreed to enter into this Agreement to memorialize their understanding regarding their respective rights and obligations with respect to this Agreement and the Loan as such term is defined herein.

AGREEMENT

NOW; THEREFORE, in consideration of the making of the Loan and the covenants, agreements, representations and warranties set forth in this Agreement and the other Loan Documents as defined herein, the receipt and legal sufficiency of which hereby are acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

1.            DEFINITIONS AND CONSTRUCTION.

1.1     Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Advance” or “Advances” means a cash advance or cash advances under the Non-Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“DPW Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable annual Collateral audit fees; and DPW’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national and state banks located in the State of California are authorized or required to close.

“Cash” means cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Price” shall mean $0.50 subject to adjustment as set forth in the Note or Warrant.

“Credit Extension” means each Advance or any other extension of credit by DPW to or for the benefit of Borrower hereunder.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” means the sum of Borrower’s consolidated Cash.

“Loan” means, collectively, the Credit Extensions available to Borrower under the Loan Documents.

“Loan Documents” means, collectively, this Agreement, the Note, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of DPW’s security interest in the Collateral.

“Maturity Date” shall mean that date stated on the Convertible Promissory Note and shall be date two years from the issuance date of such Convertible Promissory Note.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Non-Revolving Line” means a Credit Extension of up to Five Million Dollars ($5,000,000) granted by DPW to Borrower.

“Note” has the meaning given to such term in Section 3.1.

“Obligations” means all debt, principal, interest, DPW Expenses and other amounts owed to DPW by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that DPW may have obtained by assignment or otherwise.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to DPW pursuant to the terms and provisions of any instrument, or agreement, including this Agreement, now or hereafter in existence between Borrower and DPW.

“Permitted Indebtedness” means:

(a)     Indebtedness of Borrower in favor of DPW arising under this Agreement or any other Loan Document;

(b)     Indebtedness existing on the Closing Date;

(c)     Indebtedness incurred in connection with capital leases secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)     Subordinated Debt;

(e)     Indebtedness to trade creditors incurred in the ordinary course of business;

(f)     Indebtedness that constitutes a Permitted Investment;

(g)     Guaranties made in the ordinary course of business; and

(h)     Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)     Investments existing on the Closing Date;

(b)     (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one year from the date of investment therein, and (iv) money market accounts;

(c)     Investments accepted in connection with Permitted Transfers;

(d)     Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries to fund operating expenses in the ordinary course of business;

(e)     Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrower in any Subsidiary; and

(h)     Other Investments approved in advance and in writing by DPW in its sole discretion.

“Permitted Liens” means the following:

(a)     Any Liens existing on the Closing Date or arising under this Agreement or the other Loan Documents;

(b)     Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained;

(c)     Liens incurred (i) upon or in any acquired or held by any Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)     Liens of materialmen, mechanics, warehousemen, carriers, landlord, artisan’s or other similar Liens arising in the ordinary course of business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings;

(e)     Liens which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets taken as a whole;

(f)     Lien securing Subordinated Debt;

(g)     Liens securing judgments or attachments in circumstances that do not constitute an Event of Default;

(h)     leases or subleases, licenses or sublicenses granted in the ordinary course of business which do not interfere in any material respect with the business of Borrower;

(i)     Liens in favor of custom and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of custom duties in connection with the import and export of goods;

(j)     Liens in favor of financial institutions arising in connection with deposit or investment accounts held at such financial institutions, provided that such liens only secure fees and service charges associated with such accounts;

(k)     deposits in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts or to secure statutory obligations or surety or appeal bonds;

(l)     Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Permitted Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase in any material respect; and

(m)     Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)     Inventory in the ordinary course of business;

(b)     licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)     worn-out or obsolete Equipment;

(d)     Transfers otherwise permitted by the terms of Section 7;

(e)     sales and transfers in the ordinary course of business, including normal intercompany business transactions; or

(f)     other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Interest Rate” means 12% interest, per annum.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Maturity Date” means, with respect to each Note, the maturity date set forth in such Note or such subsequent date as agreed to between the parties pursuant to a written amendment or modification of the Loan Documents.

“Schedule” means the schedule of exceptions attached hereto and approved by DPW, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to DPW on terms reasonably acceptable to DPW (and identified as being such by Borrower and DPW).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

“Warrant” means that certain five year warrant to purchase shares of common stock of Borrow in a number equal to the face amount of the Loan divided by $0.50 with at an exercise price equal to $0.50 per share under the terms and conditions thereof as set forth in the form of Exhibit C hereto

1.2     Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.            LOAN AND TERMS OF PAYMENT.

2.1       Credit Extensions.

(a)        Promise to Pay. Borrower promises to pay to DPW, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by DPW to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)        Advances Under Non Revolving Line.

(i)     Amount. Subject to and upon the terms and conditions of this Agreement and DPW’s availability of capital, Borrower may request Advances in an aggregate outstanding amount not to exceed the Non-Revolving Line. Amounts borrowed pursuant to this Section 2.1(b) which have been repaid may not be reborrowed at any time. All Advances under this Section 2.1(b) shall be immediately due and payable on the Revolving Maturity Date. Borrower may prepay any Advances without penalty or premium upon notice.

(ii)     Form of Request. Whenever a Borrower desires an Advance, such Borrower will notify DPW by facsimile transmission or telephone no later than ten (10) Business Day prior to the date the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit D hereto. DPW is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in DPW’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. DPW shall be entitled to rely on any telephonic notice given by a person who DPW reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold DPW harmless for any damages or loss suffered by DPW as a result of such reliance. DPW will evidenced the amount of Advances made under this Section 2.1(b) by a Note.

2.2        Overadvances. If the aggregate amount of the outstanding Advances exceeds the Non-Revolving Line at any time, then within fifteen (15) days (or such longer period as DPW may grant in its sole discretion) of notice of such excess advanced, Borrower shall pay to DPW, in cash, the amount of such excess.

2.3     Interest Rates, Payments, and Calculations.

(a)     Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest at the rate equal to the Interest Rate.

(b)     Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay DPW a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the Interest Rate applicable immediately prior to the occurrence of the Event of Default.

(c)     Payments. Interest and principal hereunder shall be due and payable on the Maturity Date. Borrower authorize DPW, at its option, to charge such interest, all DPW Expenses, and all Periodic Payments against the Non-Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.

(d)     Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed.

2.4     Crediting Payments. If no Event of Default exists, DPW shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. During the existence of an Event of Default, DPW shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment DPW may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by DPW or for its benefit at its financial institution after 12:00 noon Pacific time shall be deemed to have been received by DPW as of the opening of business on the immediately following Business Day. Whenever any payment to DPW under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5     [Reserved]

2.6     Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or DPW has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, DPW shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. After August 21, 2019, DPW will not be obligated to make any further Advances.

2.7     Warrant. As a condition of the extension of credit provide for under this Agreement, concurrent with the issuance of Advances as evidenced by a Note, Borrower will issue to DPW the Warrant.

3.           CONDITIONS OF LOANS.

3.1     Conditions Precedent to Initial Credit Extension. The obligation of DPW to make the initial Credit Extension is subject to the condition precedent that DPW shall have received, in form and substance satisfactory to DPW, the following:

(a)     this Agreement duly executed by the Borrower;

(b)     a convertible promissory note providing for the conversion of the outstanding amount including interest thereon at the Conversion Price in the form of Exhibit B duly executed by each Borrower (the “Note”);

(c)     the Warrant to purchase shares of common stock of the Borrow in a number equal to the face amount of the Note divided by $0.50 per share and

(d)     an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement.

3.2     Conditions Precedent to all Credit Extensions. The obligation of DPW to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)     timely receipt by DPW of the Payment/Advance Form as provided in Section 2.1; and

(b)     the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3     Cancellation of Prior Notes and Consolidation of Advances; Issuance of Warrant.

(a)     Subject to all of the terms and conditions hereof and in consideration of the increase in the extension of credit to Borrower, DPW and Borrower agree as follows:

(i)     DPW and Borrower agree to cancel the Prior Notes;

(ii)     DPW will issue a new Convertible Promissory Note in the aggregate face amount of $3,474,400.00 which aggregates the Prior Notes and prior advances and which is convertible into shares of the Borrower’s common stock at a conversion price equal to $0.50 per share;

(iii)     Warrant. In connection with the initial extension of credit under this Non-Revolving Line of Credit and issuance of the new the Convertible Promissory Note, the Borrower agrees that it will issue a Warrant to purchase 6,948,800 shares of common stock at $0.50 per share under the terms and conditions thereof as set forth in the Warrant; and

(iv)     DPW is not waiving any accrued interest and Borrower will continue to be obligated to pay interest on the face amount of the Prior Notes and prior advances based on the Interest Rate starting on the dates Borrower received the funds.

4.           CREATION OF SECURITY INTEREST.

4.1     Grant of Security Interest. Borrower grants and pledges to DPW a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.

4.2     Perfection of Security Interest. Borrower authorizes DPW to file at any time financing statements, continuation statements, and amendments thereto that (i) specifically describing the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall from time to time endorse and deliver to DPW, at the request of DPW, all Negotiable Collateral and other documents that DPW may reasonably request, in form satisfactory to DPW, to perfect and continue perfected DPW’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where DPW chooses to perfect its security interest by possession in addition to the filing of a financing statement. Borrower shall take such steps as DPW reasonably requests for DPW to obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing DPW to execute a control agreement in form and substance satisfactory to DPW. Borrower will not create any chattel paper in which Borrower is a lessor without placing a legend on the chattel paper acceptable to DPW indicating that DPW has a security interest in the chattel paper.

4.3     Right to Inspect. DPW (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours to inspect a Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify such Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.            REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1     Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2     Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate/Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.

5.3     Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.

5.4     Intellectual Property. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of such intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of such intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5     Legal Name. Borrower’s exact legal name is as set forth in the first paragraph of this Agreement.

5.6     Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7     No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to DPW fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to DPW.

5.8     Solvency, Payment of Debts. Borrower is able to pay its debts as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9     Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10     Subsidiaries. Borrower does not own any stock, partnership or membership interest or other equity securities of any Person, except for MTIX Limited.

5.11     Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.12     Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to DPW taken together with all such certificates and written statements furnished to DPW contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by DPW that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.           AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as DPW may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1     Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the jurisdiction of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to DPW the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.2     Financial Statements, Reports, Certificates. Borrower shall deliver the financial statements, reports and certificates provided for in Schedule 3 thereto with the periods specified therein. Borrower may deliver to DPW on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and DPW shall be entitled to rely on the information contained in the electronic files, provided that DPW in good faith believes that the files were delivered by a Responsible Officer.

6.3     [Reserved].

6.4     Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to DPW, on demand, proof satisfactory to DPW indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that each Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5     Insurance.

(a)     Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where each Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in an amount not less than One Million Dollars ($1,000,000) and of a type that are customary to businesses similar to Borrower’s.

(b)     All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to DPW. All policies of property insurance shall contain a DPW’s loss payable endorsement, in a form satisfactory to DPW, showing DPW as an additional loss payee, and all liability insurance policies shall show DPW as an additional insured and specify that the insurer must give at least 30 days’ notice to DPW before canceling its policy for any reason. Upon DPW’s request, each Borrower shall deliver to DPW certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at each Borrower’s option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which DPW has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at DPW’s option, be payable to DPW to be applied on account of the Obligations.

6.6     [Reserved].

6.7     Additional Filings. Borrower shall use its best efforts, to the extent requested by the DPW, to execute any documents necessary in order to consummate the transactions contemplated in this Agreement including without limitation, UCC-1 Financial Statement(s) filed in the either California or Nevada or both.

6.8      Registration Rights.

(a)     Borrower agrees that if, at any time, and from time to time, the Board of Directors of Borrower shall authorize the filing of a registration statement under the Securities Act of 1933 on Form S-1, S-3, or other available registration statement in connection with the proposed offer of any of its securities by it or any of its stockholders, Borrower shall: (A) promptly notify DPW that such registration statement will be filed and that the Common Stock issuable to DPW upon conversion of the Note at the then conversion price and the purchase of Common Stock upon the exercise of the Warrant at the exercise price then in effect and warrant (the “Registrable Securities”) will be included in such registration statement at DPW’s request; (B) cause such registration statement to cover all of such Registrable Securities for which DPW requests inclusion; (C) use best efforts to cause such registration statement to become effective as soon as practicable; (D) use best efforts to cause such registration statement to remain effective until the earliest to occur of (i) such date as DPW has completed the distribution described in the registration statement and (ii) such time that all of such Registrable Securities are no longer, by reason of Rule 144 under the Securities Act, required to be registered for the sale thereof by DPW; and (E) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Registrable Securities to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for such Holder to promptly effect the proposed sale or other disposition.

(b)     The rights of DPW to request inclusion in any registration pursuant to this Agreement shall terminate if all Registrable Securities may immediately be sold under Rule 144.

(c)     Notwithstanding any other provision of this Section 6.8, Borrower may at any time, abandon or delay any registration commenced by Borrower. In the event of such an abandonment by Borrower, Borrower shall not be required to continue registration of shares requested by DPW for inclusion in that registration statement.

(d)     In connection with any offering involving an underwriting of shares of the Borrower’s capital stock, Borrower shall not be required to include any of the Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Borrower and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Borrower. If the total amount of securities, including Registrable Securities, requested DPW to be included in such offering exceeds the amount of securities sold other than by Borrower that the underwriters determine in their sole discretion is compatible with the success of the offering, then Borrower shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders).

7.           NEGATIVE COVENANTS.

Borrower covenants and agrees that, until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full, Borrower will not do any of the following without DPW’s prior written consent, which shall not be unreasonably withheld:

7.1     Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers. Borrower will not engage in any bulk sale of all or substantially all of its assets.

7.2     Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or its jurisdiction of formation or relocate its chief executive office without prior written notification to DPW; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by each Borrower; change its fiscal year end.

7.3     Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed One Million Dollars ($1,000,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Company is the surviving entity.

7.4     Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness prior to its scheduled maturity or take any actions which impose on each Borrower an obligation to prepay any Indebtedness prior to its scheduled maturity, except Indebtedness to DPW.

7.5     Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

7.6     Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to a Borrower regardless of whether an Event of Default exists, (iii) Borrower may pay dividends in capital stock, and (iv) Company may make dividends or distributions to Parent.

7.7     Investments. Acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower except for (i) transactions that are in the ordinary course of a Borrower’s business, upon fair and reasonable terms that are no less favorable to a Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (ii) transactions that are otherwise permitted pursuant to Section 7.

7.9     No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.            EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1         Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2         Covenant Default.

(a)     If Borrower fails to perform any obligation under Sections 6.5 or 6.7 violates any of the covenants contained in Article 7 of this Agreement; or

(b)     If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and DPW and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof; provided, however, that if the default cannot by its nature be cured within such ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3     Material Adverse Effect. If there occurs any Material Adverse Effect;

8.4     Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower (provided that no Credit Extensions will be made during such cure period);

8.5     Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6     Judgments. If a judgment or judgments (not covered by insurance) for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.7     Change in Control. If a Change in Control occurs; or

8.8     Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to DPW by any Responsible Officer pursuant to this Agreement or to induce DPW to enter into this Agreement or any other Loan Document.

9.           DPW’S RIGHTS AND REMEDIES.

9.1     Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, DPW may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)     Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by DPW);

(b)     Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and DPW;

(c)     Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that DPW reasonably considers advisable;

(d)     Make such payments and do such acts as DPW considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if DPW so requires, and to make the Collateral available to DPW as DPW may designate. Borrower authorizes DPW to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in DPW’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants DPW a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of DPW’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)     Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by DPW, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by DPW;

(f)     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. DPW is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with DPW’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to DPW’s benefit;

(g)     Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as DPW determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order DPW deems appropriate. DPW may sell the Collateral without giving any warranties as to the Collateral. DPW may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If DPW sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by DPW, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, DPW may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h)     DPW may credit bid and purchase at any public sale;

(i)     Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j)     Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

DPW may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2     Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints DPW (and any of DPW’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of DPW’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into DPW’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which DPW determines to be reasonable. The appointment of DPW as Borrower’s attorney in fact, and each and every one of DPW’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and DPW’s obligation to provide Credit Extensions hereunder is terminated.

9.3     Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, DPW may notify any Person owing funds to Borrower of DPW’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for DPW, receive in trust all payments as DPW’s trustee, and immediately deliver such payments to DPW in their original form as received from the account debtor, with proper endorsements for deposit.

9.4     DPW Expenses. If Borrower fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then DPW may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as DPW deems necessary to protect DPW from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as DPW deems prudent. Any amounts so paid or deposited by DPW shall constitute DPW Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by DPW shall not constitute an agreement by DPW to make similar payments in the future or a waiver by DPW of any Event of Default under this Agreement.

9.5     DPW’s Liability for Collateral. DPW has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6     No Obligation to Pursue Others. DPW has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and DPW may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting DPW’s rights against Borrower. Borrower waives any rights they may have to require DPW to pursue any other Person for any of the Obligations.

9.7     Remedies Cumulative. DPW’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. DPW shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by DPW of one right or remedy shall be deemed an election, and no waiver by DPW of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by DPW shall constitute a waiver, election, or acquiescence by it. No waiver by DPW shall be effective unless made in a written document signed on behalf of DPW and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section may not be waived or modified by DPW by course of performance, conduct, estoppel or otherwise.

9.8     Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to DPW, as the case may be, at its addresses set forth below:

If to Borrower:	Avalanche International Corp

5940 S. Rainbow Blvd.

Las Vegas, NV 89118

Attn: Philip Mansour

FAX:

If to DPW:	48430 Lakeview Blvd.

Fremont, CA 94538

Attn: William Horne

FAX: (510) 657-6634

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.         CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; ARBITRATION.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Borrower and DPW hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Alameda, State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

The parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein DPW and Borrower agree that all such disputes, claims and controversies between them, whether individual, joint, or class in nature, including without limitation contract and tort disputes, shall be arbitrated pursuant to the rules of the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and Supplemental Procedures for Financial Services Disputes, upon request of either party. No act to take or dispose of any collateral securing this Agreement shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing this Agreement, or any other Loan Document, including without limitation, any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing this Agreement shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. DPW and Borrower agree that in the event of an action for judicial foreclosure pursuant to California Code of Civil Procedure Section 726, or any similar provision in any other State, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The arbitrators shall not have power to make an award of $1.0 million or more against any party to an arbitration unless it is in the form of a statement of decision as described in California Code of Civil Procedure Section 632, and the parties specifically reserve the right, upon a petition to vacate, to have any such award reviewed and vacated upon the same grounds as would result in reversal on appeal from a judgment after trial by court. Nothing in this Agreement or other Loan Documents shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes.

To the extent not provided by this Agreement, including the Rules incorporated herein, arbitration hereunder shall be governed by California arbitration law. Arbitration shall be conducted in California, in English and, unless otherwise agreed to by the parties with respect to a particular dispute, shall be heard by a panel of three arbitrators. The arbitrators in any arbitration shall be experienced in the areas of law raised by the subject matter of the dispute. Lists of prospective arbitrators shall include retired judges. Notwithstanding the AAA rules, (a) any party may strike from a list of prospective arbitrators any individual who is regarded by that party as not appropriate for the dispute; and (b), if the arbitrator appointment cannot be made from the initial list of prospective arbitrators circulated by the AAA, a second and, if necessary, a third list shall be circulated and exhausted before the AAA is empowered to make the appointment.

The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

Borrower’s Initials _________________     DPW’s Initials _______________

12.         GENERAL PROVISIONS.

12.1     Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without DPW’s prior written consent, which consent may be granted or withheld in DPW’s sole discretion. DPW shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, DPW’s obligations, rights and benefits hereunder.

12.2     Indemnification. Borrower shall defend, indemnify and hold harmless DPW and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or DPW Expenses in any way suffered, incurred, or paid by DPW, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between DPW and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for obligations, demands, claims, liabilities and losses caused by DPW’s gross negligence or willful misconduct.

12.3     Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5     Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6     Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7     Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or DPW has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify DPW with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against DPW have run.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date September 6, 2017.

Digital Power Corporation

By:	/s/ Amos Kohn
Amos Kohn, President and CEO

Avalanche International Corp.

By:	/s/ Philip E. Mansour
Philip E. Mansour, President and CEO

[Signature Page to Loan and Security Agreement]

DEBTOR	Avalanche International Corp.

SECURED PARTY:	Digital Power Corporation

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

Capitalized terms used but not defined herein have the meaning given to them in the Loan and Security Agreement with an effective date of August 21, 2017, between Digital Power Corporation and Avalanche International Convertible Promissory Notes.

In order to secure the due and punctual payment and performance of Borrower’s, obligations under the Note, Borrower hereby grants to DPW and its respective successors and assigns, a continuing security interest in, and hereby collaterally assigns to the Secured Party, the following described assets, fixtures, personal property and intangible property (collectively, the “Collateral”), whether now owned or hereafter acquired, whether existing or hereafter arising and wherever located:

(a)     Equipment. All machinery and equipment, all data processing and office equipment, all computer equipment, hardware and firmware, all furniture, fixtures, appliances and all other goods of every type and description, whether now owned or hereafter acquired and wherever located, together with all parts, accessories and attachments and all replacements thereof and additions thereto.

(b)     Inventory. All inventory and goods, whether held for lease, sale or furnishing under contracts of service, all agreements for lease of same and rentals therefrom, whether now in existence or owned or hereafter acquired and wherever located.

(c)     General Intangibles. All rights, interests, choses in action, causes of action, claims and all other intangible property of every kind and nature, in each instance whether now owned or hereafter acquired, including, but not limited to, all corporate and business records; all loans, royalties, and other obligations receivable; all trade secrets, inventions, designs, patents, patent applications, registered or unregistered service marks, trade names, trademarks, copyrights and the goodwill associated therewith and incorporated therein, and all registrations and applications for registration related thereto; goodwill, licenses, permits, franchises, customer lists and credit files; all customer and supplier contracts, firm sale orders, rights under license and franchise agreements, and other contracts and contract rights; all right, title and interest under leases, subleases, licenses and concessions and other agreements relating to real or personal property and any security agreements relating thereto; all rights to indemnification; all proceeds of insurance of which Maker or any of its subsidiaries is a beneficiary; all letters of credit, guarantees, liens, security interests and other security held by or granted to Maker or any of its subsidiaries; and all other intangible property, whether or not similar to the foregoing; and all products and all books and records related to any of the foregoing.

(d)     Cash; Accounts, Chattel Paper, Instruments, Securities and Documents. All cash, accounts, accounts receivable, chattel paper, deposit accounts, instruments, investment property, letters of credit or rights with respect to any letters of credit, securities accounts, shares of stock and other securities, and documents, whether now in existence or owned or hereafter acquired, entered into, created or arising, and wherever located.

(e)     Other Property.  All property or interests in any other property now owned or hereafter acquired.

EXHIBIT B

[Form of Convertible Promissory Note attached hereto]

EXHIBIT C

Form of Warrant

EXHIBIT D

PAYMENT/ADVANCE FORM

TO:      ___________________________

Tel: (___) __________          Fax: (___) __________

Date: From: Avalanche International Corp. Mr./Ms. (Contact Person) Tel:

[  ] LOAN DISBURSEMENT: Amount US $ _____________________

[  ] LOAN PAYMENT: Amount US$

Loan Number: _________________

[  ] Partial Principal Only                                                               Deadline 3:00 PM

[  ] Interest Only                                                                             Deadline 3:00 PM

[  ] Pay off (Total Principal and Interest):                                   Deadline 3:00 PM

_________________________________________________

Authorized Signature

_____________________________________________

Print Name

♦	All deadlines are pacific time